Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 14, 2013, except for the effects of the share consolidation described in Note 1 to the consolidated financial statements, as to which the date is August 12, 2013, relating to the consolidated financial statements of Sophiris Bio Inc., which appears in the prospectus filed on August 16, 2013 relating to the Registration Statement on Form S-1 (No. 333-186724).

/s/ PricewaterhouseCoopers LLP

San Diego, California

August 30, 2013